UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2016

UNITED STATES ANTIMONY CORPORATION
(Exact name of registrant as specified in its charter)

Montana	33-00215	81-0305822
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

P.O. Box 643
Thompson Falls, Montana	59873
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (406) 827-3523

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 U.S. District Court approves settlement of claim against former Investor Relations manager.

On July 19, 2016, the United States District Court for the District of Montana, Missoula Division (the District Court) approved a settlement agreement of the Company’s complaint against Herbert A. Denton and Providence Capital, Inc. (the Defendants). On October 21, 2015, the Company filed a complaint, as amended on February 1, 2016 (collectively, the Complaint), against the Defendants alleging the following: (i) noncompliance, violation and breach of a Consulting Agreement, Settlement Agreement, and Supplemental Settlement Agreement (the Consulting and Settlement Agreements), (ii) communications with shareholders of the Company by Defendants, which have included false information, in violation of federal securities laws, (iii) solicitation of proxies from shareholders in violation of reporting and disclosure requirements of federal securities laws, (iv) breach of contract with respect to the Consulting and Settlement Agreements, (v) breach of the obligation of good faith and fair dealing, and (vi) defamation, fraud and punitive damages.

The settlement approved by the District Court includes a permanent injunction enjoining the Defendants from acting contrary to the terms of the settlement agreement as approved by the District Court, which addresses the claims at issue in the case. It also includes a one-time cash settlement of $10,000, and the removal of the restrictive legend imposed by the federal securities laws on certain shares of common stock owned by Mr. Denton.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES ANTIMONY CORPORATION

Date: July 19, 2016	By:	/s/ John C. Lawrence
John C. Lawrence
President, Director and Principal Executive Office

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